EXHIBIT 99.1

HSN, Inc. Reports Fourth Quarter and Full Year 2012 Results

Highlights for the Fourth Quarter 2012:

  Net sales increased 7%
  Digital sales up 13% with penetration increasing to 47%
  Diluted EPS from continuing operations increased 27%

ST. PETERSBURG, Fla., Feb. 21, 2013 (GLOBE NEWSWIRE) -- HSN, Inc. (Nasdaq:HSNI) reported results for the fourth quarter and full year ended December 31, 2012 for HSN, Inc. ("HSNi" or "Company") and its two operating segments, HSN and Cornerstone.

Table 1
SUMMARY RESULTS AND KEY OPERATING METRICS (a)
($ in millions, except per share and average price point amounts)

	Q4 2012	Q4 2011	Change	FY 2012	FY 2011	Change

Net Sales	$ 982.9	$ 922.0	7%	$ 3,266.7	$ 3,069.4	6%
Non-GAAP:
Adjusted EBITDA	$ 106.6	$ 102.9	4%	$ 324.3	$ 302.8	7%
Adjusted EPS (b)	$ 1.00	$ 0.79	27%	$ 2.64	$ 2.10	26%
GAAP:
Operating Income (c)	$ 92.8	$ 86.2	8%	$ 258.7	$ 239.0	8%
Income from continuing operations (c)(d)	$ 56.0	$ 48.2	16%	$ 136.5	$ 127.7	7%
Diluted EPS from continuing operations (c)(d)	$ 1.00	$ 0.79	27%	$ 2.36	$ 2.10	12%

HSNi:
Average price point	$ 62.22	$ 64.06	(3%)	$ 62.92	$ 64.47	(2%)
Units shipped (millions)	18.1	16.6	9%	59.6	55.0	8%
Gross profit margin	34.4%	34.9%	(50 bps)	36.2%	35.8%	40 bps
Return rate	16.9%	18.0%	110 bps	17.8%	18.5%	70 bps
Digital sales penetration	46.9%	44.4%	250 bps	44.5%	41.8%	270 bps

(a) HSNi's two operating segments, HSN and Cornerstone, are presented separately in Tables 2 and 3 of this release.

(b) Effective with the fourth quarter of 2012, HSNi modified its definition of Adjusted Net Income and Adjusted EPS. See definitions and reconciliations of Non-GAAP to GAAP measures in Table 4.

(c) Results for the year ended December 31, 2012 include a sales tax settlement of $7.8 million, or $4.8 million net of taxes, or $0.08 per diluted share.

(d) Results for the year ended December 31, 2012 include costs associated with the redemption of Senior Notes of $18.6 million, or $11.6 million net of taxes, or $0.20 per diluted share.

Fourth Quarter 2012 Results vs Fourth Quarter 2011 Results

  HSNi's net sales grew 7% over the prior year to $982.9 million. HSN's net sales increased 7% to $683.8 million, including 11% growth in digital sales. Cornerstone's net sales for the 13-week period in 2012 increased 6% to $299.1 million, including 14% growth in digital sales, compared to the 14-week period in 2011.

  HSNi's Adjusted EBITDA increased 4% to $106.6 million and operating income increased 8% to $92.8 million. These results were driven by a 7% increase in net sales, partially offset by a 50 basis point decrease in gross profit margin and 6% increase in operating expenses (excluding non-cash charges). Operating income was also favorably impacted by a reduction in stock-based compensation.

  GAAP diluted EPS from continuing operations increased 27% to $1.00 compared to $0.79 in the prior year.

  During the fourth quarter, HSNi repurchased 0.7 million shares of its common stock at a cost of $33.2 million, or an average cost of $49.20 per share. From inception of the share repurchase program through February 20, 2013, HSNi repurchased a total of 6.3 million shares at a cost of $248.7 million, or an average cost of $39.77 per share.

Full Year 2012 Results vs Full Year 2011 Results

  HSNi's annual net sales grew 6% over the prior year to $3.3 billion. HSN's net sales increased 5% to $2.3 billion, including 10% growth in digital sales. Cornerstone's net sales for the 52-week period in 2012 increased 10% to $1.0 billion, including 18% growth in digital sales, compared to the 53-week period in 2011.

  HSNi's annual Adjusted EBITDA increased 7% to $324.3 million. This result was driven by a 6% increase in net sales and a 40 basis point increase in gross profit margin, partially offset by an 8% increase in operating expenses (excluding non-cash charges and a $7.8 million sales tax settlement). HSNi's operating income increased 8% to $258.7 million.

  Adjusted EPS increased 26% to $2.64 compared to $2.10 in the prior year. GAAP diluted EPS from continuing operations increased 12% to $2.36 compared to $2.10 in the prior year. Included in GAAP income from continuing operations were costs associated with the redemption of Senior Notes of $11.6 million, net of taxes, or $0.20 per diluted share, and a sales tax settlement charge of $4.8 million, net of taxes, or $0.08 per diluted share.

"Our results for the quarter and the year at HSNi reflect our ability to capitalize on the shift in retail driven by technology, social networks and mobility," said Mindy Grossman, CEO of HSN, Inc. "The Company achieved 7% sales growth and 27% EPS growth for the quarter and digital penetration increased 250 basis points to 47%, almost half of our total business. HSN experienced a number of key milestones, including 3% growth in its customer file—the largest in five years—and retention rates achieving 10-year highs. HSN's mobile sales continued to accelerate, reaching $63 million in the quarter, nearly exceeding total mobile sales for all of 2011."

Table 2
SEGMENT RESULTS
($ in millions)

	Three Months Ended December 31,			Year Ended December 31,
	2012	2011	Change	2012	2011	Change
	(a)			(b)
Net Sales
HSN	$ 683.8	$ 639.2	7%	$ 2,265.0	$ 2,160.3	5%
Cornerstone	299.1	282.8	6%	1,001.7	909.0	10%
Total HSNi	$ 982.9	$ 922.0	7%	$ 3,266.7	$ 3,069.4	6%

Gross Profit
HSN	$ 224.8	$ 211.9	6%	$ 786.7	$ 741.3	6%
Cornerstone	113.1	109.8	3%	397.1	359.0	11%
Total HSNi	$ 337.8	$ 321.7	5%	$ 1,183.7	$ 1,100.3	8%

Adjusted EBITDA (Non-GAAP measure)
HSN	$ 84.0	$ 79.5	6%	$ 250.8	$ 235.2	7%
Cornerstone	22.6	23.4	(3%)	73.4	67.6	9%
Total HSNi	$ 106.6	$ 102.9	4%	$ 324.3	$ 302.8	7%

Operating Income
HSN	$ 74.7	$ 70.0	7%	$ 212.5	$ 192.9	10%
Cornerstone (c)	18.1	16.2	11%	46.2	46.1	0%
Total HSNi	$ 92.8	$ 86.2	8%	$ 258.7	$ 239.0	8%

(a) Q4 2012 includes a 13-week period for Cornerstone compared to a 14-week period in the prior year.
(b) FY 2012 includes a 52-week period for Cornerstone compared to a 53-week period in the prior year.
(c) Results for the year ended December 31, 2012 include a sales tax settlement of $7.8 million.

See reconciliation of non-GAAP to GAAP measures in Table 4.

Table 3
SEGMENT KEY OPERATING METRICS

	Three Months Ended December 31,			Year Ended December 31,
	2012	2011	Change	2012	2011	Change
HSN:
Average price point	$ 61.51	$ 63.65	(3%)	$ 60.57	$ 62.79	(4%)
Units shipped (millions)	13.3	12.1	10%	44.7	41.3	8%
Gross profit margin	32.9%	33.2%	(30 bps)	34.7%	34.3%	40 bps
Return rate	18.6%	19.5%	90 bps	19.5%	20.0%	50 bps
Digital sales penetration	37.6%	36.2%	140 bps	35.4%	33.8%	160 bps
Cornerstone:
Average price point	$ 64.07	$ 65.07	(2%)	$ 69.68	$ 69.32	1%
Units shipped (millions)	4.8	4.5	7%	14.9	13.7	9%
Gross profit margin	37.8%	38.8%	(100 bps)	39.6%	39.5%	10 bps
Return rate	12.8%	14.2%	140 bps	13.4%	14.7%	130 bps
Digital sales penetration	68.2%	63.2%	500 bps	65.0%	60.7%	430 bps
Catalog circulation (millions)	76.9	77.3	(1%)	300.3	273.5	10%

HSN Segment Results for the Fourth Quarter 2012

HSN's net sales were $683.8 million, an increase of 7% from the prior year. Digital sales grew 11% with penetration increasing 140 basis points to 37.6%. Sales were strong in electronics, home design, household and beauty, partially offset by lower sales in jewelry.  Shipping and handling revenue decreased 10% primarily due to an increase in shipping and handling promotions. The average price point decreased 3%, the units shipped increased 10% and the return rate decreased 90 basis points to 18.6% primarily due to changes in product mix.

Gross profit increased 6% to $224.8 million. Gross profit margin decreased 30 basis points to 32.9% from 33.2%. The margin decline was largely due to the increase in shipping and handling promotions but was partially offset by increases in product margins.

Adjusted EBITDA increased 6% to $84.0 million compared to $79.5 million in the prior year driven by the growth in net sales. Operating income increased 7% to $74.7 million compared to $70.0 million in the prior year.

Cornerstone Segment Results for the Fourth Quarter 2012

Net sales for Cornerstone for the 13-week period increased 6% to $299.1 million compared to the 14-week period in 2011. Excluding the incremental sales from the additional week in 2011, net sales increased 12% led by the addition of Chasing Fireflies to the portfolio and sales growth in the home brands. Digital sales grew 14% with penetration increasing 500 basis points to 68.2%. Shipping and handling revenue decreased 3% primarily due to an increase in shipping and handling promotions. The return rate decreased 140 basis points to 12.8% from 14.2% primarily due to changes in product mix and quality assurance initiatives.

Gross profit margin was 37.8%, a decrease of 100 basis points primarily due to the increase in shipping and handling promotions. Operating expenses (excluding non-cash charges) were 30.2% of net sales, an improvement of 30 basis points. As a result, Adjusted EBITDA decreased 3% to $22.6 million. Operating income increased 11% to $18.1 million. The increase in operating income was due to a decrease in stock-based compensation expense.

Liquidity and Capital Resources

As of December 31, 2012, HSNi had cash and cash equivalents of $222.1 million compared to $381.8 million at December 31, 2011.  Net cash provided by operating activities in the year ended December 31, 2012 was $147.4 million compared to $165.4 million in the prior year.

Effective February 13, 2013, HSNi's board of directors approved a quarterly cash dividend of $0.18 per share payable March 20, 2013 to shareholders of record as of March 6, 2013.

During the fourth quarter, HSNi repurchased 0.7 million shares of its common stock at a cost of $33.2 million, or an average cost of $49.20 per share. From inception of the share repurchase program through February 20, 2013, HSNi repurchased a total of 6.3 million shares at a cost of $248.7 million, or an average cost of $39.77 per share. HSNi is authorized to purchase up to 10 million shares under the repurchase program authorized in September 2011.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements relating to the future performance of HSNi, its operating segments and its consolidated subsidiaries that are based on current expectations, forecasts and assumptions. These statements relate to expectations concerning matters that are not historical fact. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and such statements involve inherent risks and uncertainties. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of performance and there are a number of known and unknown risks, uncertainties, contingencies and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to: the influence of the macroeconomic environment and its impact on consumer confidence and spending levels; changes in political, business and economic conditions, particularly those that affect consumer confidence, consumer spending or digital sales growth; changes in our relationships with pay television operators, vendors, manufacturers and other third parties; changes in product delivery costs, particularly if we are unable to offset them; our ability to offer new or alternative products and services in a cost effective manner and consumer acceptance of these products and services; any technological or regulatory developments that could negatively impact the way we do business, including regulations regarding state and local sales and use taxes; HSNi's business prospects and strategy, including whether HSNi's initiatives and investments will be effective; risks associated with possible systems failures and/or security breaches, including any breach that results in the theft, transfer or unauthorized disclosure of customer, employee or company information, or the failure to comply with various laws applicable to HSNi in the event of such a breach; and the loss of any key member of our senior management team.  More information about potential factors that could affect HSNi's business and financial results is included in our filings with the U.S. Securities and Exchange Commission.  Other unknown or unpredictable factors that could also adversely affect HSNi's business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, any forward-looking statements may not prove to be accurate. All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. Accordingly, you should not place undue reliance on any forward-looking statements, which only reflect the views of HSNi management as of the date of this press release. Such statements speak only to the date such statements are made and HSNi does not undertake to update any forward-looking statements. Historical results should not be considered as an indication of future performance.

Conference Call

Mindy Grossman, Chief Executive Officer, and Judy Schmeling, Executive Vice President and Chief Financial Officer, will hold a conference call on February 21, 2013 at 9:00 a.m., Eastern Time, to discuss these results. Those interested in participating in the conference call should dial 877-307-0246 or 224-357-2394 at least five minutes prior to the call. There will also be a simultaneous audio webcast available via HSNi's website at http://www.hsni.com.

A replay of the conference call can be accessed until March 7, 2013 by dialing 800-585-8367 or 404-537-3406, plus the pass code 86958240 and will also be hosted on the company's website for a limited time.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $3 billion interactive multichannel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multichannel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches approximately 95 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com is a top 10 trafficked digital sales site that offers a differentiated digital experience by leveraging content, community and commerce. In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as HSN Shop by Remote®, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and HSN on Demand®. Cornerstone comprises leading home and apparel lifestyle brands including Ballard Designs®, Chasing Fireflies®, Frontgate®, Garnet Hill®, Grandin Road®, Improvements® and TravelSmith®. Cornerstone distributes more than 300 million catalogs annually, operates eight separate digital sales sites and operates 11 retail and outlet stores.

The HSN, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8695

GAAP FINANCIAL STATEMENTS

HSN, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Net sales	$ 982,875	$ 921,968	$ 3,266,739	$ 3,069,356
Cost of sales	645,029	600,279	2,083,015	1,969,094
Gross profit	337,846	321,689	1,183,724	1,100,262
Operating expenses:
Selling and marketing	180,971	173,045	662,322	616,416
General and administrative	54,287	53,045	224,653	208,982
Depreciation and amortization	9,756	9,371	38,005	35,822
Total operating expenses	245,014	235,461	924,980	861,220
Operating income	92,832	86,228	258,744	239,042
Other income (expense):
Interest expense, net	(1,702)	(7,816)	(20,247)	(31,284)
Loss on debt extinguishment	--	--	(18,627)	--
Total other expense, net	(1,702)	(7,816)	(38,874)	(31,284)
Income from continuing operations before income taxes	91,130	78,412	219,870	207,758
Income tax provision	(35,089)	(30,245)	(83,373)	(80,106)
Income from continuing operations	56,041	48,167	136,497	127,652
Income (loss) from discontinued operations, net of tax	32	(1,649)	(5,822)	(4,582)
Net income	$ 56,073	$ 46,518	$ 130,675	$ 123,070

Income from continuing operations per share
Basic	$ 1.03	$ 0.82	$ 2.42	$ 2.18
Diluted	$ 1.00	$ 0.79	$ 2.36	$ 2.10

Net income per share
Basic	$ 1.03	$ 0.79	$ 2.32	$ 2.10
Diluted	$ 1.00	$ 0.76	$ 2.25	$ 2.03

Shares used in computing earnings per share
Basic	54,528	58,818	56,314	58,636
Diluted	56,266	60,816	57,956	60,689

Dividends declared per common share	$ 0.18	$ --	$ 0.555	$ 0.125

HSN, INC. CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)
	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$ 222,092	$ 381,808
Accounts receivable, net	249,890	222,583
Inventories	330,936	296,460
Deferred income taxes	27,603	24,302
Prepaid expenses and other current assets	46,172	44,966
Total current assets	876,693	970,119
Property and equipment, net	171,303	158,434
Intangible assets, net	266,876	258,048
Goodwill	9,858	--
Other non-current assets	7,222	8,372
TOTAL ASSETS	$ 1,331,952	$ 1,394,973
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, trade	$ 267,061	$ 270,227
Current maturities of long-term debt	9,375	--
Accrued expenses and other current liabilities	215,389	193,991
Total current liabilities	491,825	464,218
Long-term debt, net of current maturities	240,625	239,111
Deferred income taxes	79,002	78,131
Other long-term liabilities	15,986	23,816
Total liabilities	827,438	805,276

Total shareholders' equity	504,514	589,697
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 1,331,952	$ 1,394,973

HSN, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)

	Year Ended December 31,
	2012	2011

Cash flows from operating activities attributable to continuing operations:
Net income	$ 130,675	$ 123,070
Loss from discontinued operations, net of tax	(5,822)	(4,582)
Income from continuing operations	136,497	127,652
Adjustments to reconcile income from continuing operations to net cash provided by operating activities attributable to continuing operations:
Depreciation and amortization	38,005	35,822
Stock-based compensation expense	19,056	26,401
Loss on debt extinguishment	18,627	--
Amortization of debt issuance costs	1,777	2,941
Deferred income taxes	(2,146)	2,238
Bad debt expense	24,186	19,758
Excess tax benefits from stock-based awards	(19,004)	(9,835)
Other	764	2,343
Changes in current assets and liabilities:
Accounts receivable	(51,995)	(46,201)
Inventories	(36,117)	(1,385)
Prepaid expenses and other assets	(3,724)	(3,213)
Accounts payable, accrued expenses and other liabilities	21,487	8,834
Net cash provided by operating activities attributable to continuing operations	147,413	165,355
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(45,803)	(42,069)
Acquisition of business, net of cash received	(22,875)	--
Proceeds from sale of discontinued operations	6,580	--
Net cash used in investing activities attributable to continuing operations	(62,098)	(42,069)
Cash flows from financing activities attributable to continuing operations:
Redemption of Senior Notes	(253,500)	(69,841)
Borrowing under term loan	250,000	--
Payments of debt issuance costs	(4,607)	--
Repurchase of common stock	(221,835)	(26,821)
Cash dividends paid	(31,049)	(7,384)
Proceeds from issuance of common stock	20,688	8,845
Tax withholdings related to stock-based awards	(18,209)	(11,430)
Excess tax benefits from stock-based awards	19,004	9,835
Net cash used in financing activities attributable to continuing operations	(239,508)	(96,796)
Total cash (used in) provided by continuing operations	(154,193)	26,490
Cash flows from discontinued operations:
Net cash (used in) provided by operating activities attributable to discontinued operations	(5,361)	1,309
Net cash (used in) provided by investing activities attributable to discontinued operations	(162)	(250)
Total cash (used in) provided by discontinued operations	(5,523)	1,059
Net (decrease) increase in cash and cash equivalents	(159,716)	27,549
Cash and cash equivalents at beginning of period	381,808	354,259
Cash and cash equivalents at end of period	$ 222,092	$ 381,808

Table 4
RECONCILIATIONS OF NON-GAAP TO GAAP MEASURES
HSN, INC. RECONCILIATION OF ADJUSTED NET INCOME AND ADJUSTED EPS TO GAAP NET INCOME AND GAAP DILUTED EPS
(unaudited; in thousands except per share amounts)

	Three Months Ended December 31,				Year Ended December 31,
	2012		2011		2012		2011
	Net Income	EPS	Net Income	EPS	Net Income	EPS	Net Income	EPS
Non-GAAP Adjusted	$ 56,041	$ 1.00	$ 48,167	$ 0.79	$152,967	$ 2.64	$127,652	$ 2.10
Loss on debt extinguishment, net of tax	--	--	--	--	(11,631)	(0.20)	--	--
Sales tax settlement, net of tax	--	--	--	--	(4,839)	(0.08)	--	--
GAAP results from continuing operations	56,041	1.00	48,167	0.79	136,497	2.36	127,652	2.10
Loss from discontinued operations, net of tax	32	0.00	(1,649)	(0.03)	(5,822)	(0.10)	(4,582)	(0.08)
GAAP	$ 56,073	$ 1.00	$ 46,518	$ 0.76	$130,675	$ 2.25	$123,070	$ 2.03
GAAP diluted weighted average shares outstanding		56,266		60,816		57,956		60,689

HSN, INC. RECONCILIATION OF NON-GAAP DETAILED SEGMENT RESULTS TO GAAP
(unaudited; in thousands)

	Three Months Ended December 31, 2012			Three Months Ended December 31, 2011
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Adjusted EBITDA	$ 84,015	$ 22,624	$ 106,639	$ 79,539	$ 23,406	$ 102,945
Stock-based compensation expense	(2,357)	(1,421)	(3,778)	(2,351)	(4,658)	(7,010)
Depreciation and amortization	(6,647)	(3,109)	(9,756)	(6,865)	(2,506)	(9,371)
Loss on disposition of fixed assets	(262)	(11)	(273)	(333)	(3)	(337)
Operating income	$ 74,749	$ 18,083	92,832	$ 69,990	$ 16,238	86,228
Total other expense, net			(1,702)			(7,816)
Income from continuing operations before income taxes			91,130			78,412
Income tax provision			(35,089)			(30,245)
Income from continuing operations			56,041			48,167
Income (loss) from discontinued operations, net of tax			32			(1,649)
Net income			$ 56,073			$ 46,518

	Year Ended December 31, 2012			Year Ended December 31, 2011
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Adjusted EBITDA	$ 250,836	$ 73,441	$ 324,277	$ 235,163	$ 67,595	$ 302,758
Stock-based compensation expense	(11,167)	(7,889)	(19,056)	(13,101)	(13,300)	(26,401)
Depreciation and amortization	(26,486)	(11,519)	(38,005)	(27,652)	(8,170)	(35,822)
Sales tax settlement	--	(7,750)	(7,750)	--	--	--
Loss on disposition of fixed assets	(680)	(42)	(722)	(1,482)	(11)	(1,493)
Operating income	$ 212,503	$ 46,241	258,744	$ 192,928	$ 46,114	239,042
Total other expense, net			(38,874)			(31,284)
Income from continuing operations before income taxes			219,870			207,758
Income tax provision			(83,373)			(80,106)
Income from continuing operations			136,497			127,652
Loss from discontinued operations, net of tax			(5,822)			(4,582)
Net income			$ 130,675			$ 123,070

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

HSN, INC.'S PRINCIPLES OF FINANCIAL REPORTING

HSNi reports Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. HSNi endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Adjusted EBITDA is defined as operating income excluding, if applicable: (1) non-cash charges including: (a) stock-based compensation expense, (b) amortization of intangibles, (c) depreciation and gains and losses on asset dispositions, and (d) goodwill, long-lived asset and intangible asset impairments; (2) pro forma adjustments for significant acquisitions; and (3) other significant items. Significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, thereby affecting the comparability of results. Adjusted EBITDA is not a measure determined in accordance with GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. Adjusted EBITDA is used as a measurement of operating efficiency and overall financial performance and HSNi believes it to be a helpful measure for those evaluating companies in the retail and media industries. Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, including stock-based compensation, amortization of intangibles, depreciation, gains and losses on asset dispositions, asset impairment charges, acquisition-related accounting and other significant items.

Adjusted Net Income is defined as net income available to common shareholders excluding, net of tax effects, if applicable: (1) goodwill, long-lived asset and intangible asset impairments, (2) pro forma adjustments for significant acquisitions, (3) discontinued operations and (4) other significant items. Significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, thereby affecting the comparability of results.  We believe Adjusted Net Income is useful to investors because it represents HSNi's consolidated results taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items.

Adjusted EPS is defined as Adjusted Net Income divided by diluted weighted average shares outstanding for Adjusted EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, HSNi's consolidated results, taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items.  Adjusted Net Income and Adjusted EPS have certain limitations in that they do not take into account the impact of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

CONTACT: Felise Glantz Kissell (Analysts/Investors)
         727-872-7529
         felise.kissell@hsn.net

         Gigi Ganatra Duff (Media)
         727-872-4808
         gigi.ganatraduff@hsn.net